Exhibit 99

Certificate of Chief Executive Officer and Chief Financial Officer

of

Delmarva Power & Light Company

(pursuant to 18 U.S.C. Section 1350)

              I, Thomas S. Shaw, Chief Executive Officer, and I, James P. Lavin, Senior Vice President and Chief Financial Officer, of Delmarva Power & Light Company, each certify that, to the best of my knowledge and belief, (i) the Quarterly Report on Form 10-Q of Delmarva Power & Light Company for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and (ii) the information contained therein fairly presents, in all material respects, the financial condition and results of operations of Delmarva Power & Light Company.

/s/ Thomas S. Shaw

Thomas S. Shaw Chief Executive Officer August 14, 2002

/s/ James P. Lavin

James P. Lavin Senior Vice President and Chief Financial Officer August 14, 2002